SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                               FORM N-8A

      NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
           OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                   Name:  NEW ENGLAND FUNDS TRUST IV
                 Address of Principal Business Office

                (No. & Street, City, State, Zip Code):

                          399 Boylston Street

                      Boston, Massachusetts 02116
        Telephone Number (including area code):  (617) 578-1388

           Name and address of agent for service of process:
                        Robert E. O'Hare, Esq.

                        New England Funds, L.P.
                          399 Boylston Street
                      Boston, Massachusetts 02116

                              Copies to:
                        Joseph R. Fleming, Esq.

                        Dechert Price & Rhoads
                      10 Post Office Square South
                           Boston, MA  02109

Check Appropriate Box:
Registrant is filing a Registration Statement pursuant to Section
8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes /X/ No / /


                              SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston, Commonwealth of Massachusetts, on the 7th day of November, 1997.

                                NEW ENGLAND FUNDS TRUST IV

                                By:   HENRY L.P. SCHMELZER


                                Henry L.P. Schmelzer,
                                      President

Attest:    FRANK NESVET



           Frank Nesvet,
           Treasurer